Exhibit 10.4

REIMBURSEMENT AND SECURITY AGREEMENT

by and between

SUMITOMO MITSUI BANKING CORPORATION

and

QUALCOMM RIVER HOLDINGS B.V.

Dated as of November 22, 2016

REIMBURSEMENT AND SECURITY AGREEMENT, dated as of November 22, 2016 (the “Agreement”) by and between QUALCOMM RIVER HOLDINGS B.V., a private limited liability company (besloten vennootschap) organized under the laws of The Netherlands (the “Company”), and SUMITOMO MITSUI BANKING CORPORATION (the “Bank”).

RECITALS:

The Company wishes the Bank to issue, from time to time, from and after the date hereof, one or more standby letters of credit for the account of the Company (each, a “Letter of Credit”), and the Bank is willing to issue such Letters of Credit, subject to the exercise of its discretion in each instance, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and the Bank agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1.    Definitions.  As used in this Agreement, the following terms have the following definitions:

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned in Section 7.2.

“Commission Fee” has the meaning assigned in Section 2.5.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“Event of Default” has the meaning assigned in Section 6.2.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Dutch withholding Taxes imposed on amounts payable to or for the account of the Bank pursuant to a law in effect on the date (i) hereof or (ii) the Bank changes its lending office, except to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable immediately before it changed its lending office, (c) Taxes attributable to such Bank’s failure to comply with Section 2.8(b) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, or proceedings seeking reorganization, arrangement, or other relief.

“LC Disbursement” has the meaning assigned in Section 2.3.

“Letter of Credit” has the meaning assigned in the Recitals to this Agreement.

“Material Adverse Effect” means a material adverse effect on or change in (a) the financial condition of the Company, the Parent or any of the foregoing and its Subsidiaries, taken as a whole or (b) the legality, validity, binding effect or enforceability against the Company of any Obligations.

“Obligations” shall mean the collective reference to the unpaid amount of LC Disbursements and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the LC Disbursements and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Letter of Credit, any other document made, delivered or given in connection therewith, or any Pledged Account, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Bank that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements, and all Commission Fees).

“Order” means any writ, judgment, injunction, decree or similar order of any Governmental Authority.

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Taxes (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement).

“Parent” means QUALCOMM Incorporated, a corporation organized under the laws of the State of Delaware.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Permitted Liens” means any security, interest, lien, right of set-off or other claim or encumbrance of any bank or intermediary hat maintains the Pledged Account.

“Pledged Account” has the meaning assigned in Section 7.1.

“Prime Rate” means the rate of interest per annum established by the Bank’s New York Branch from time to time as its prime rate or base rate; each change in the Prime Rate shall be effective from and including the date such change is established as being effective.

“Required Coverage Amount” has the meaning assigned in Section 7.5.

“Sanctions” has the meaning assigned in Section 5.1(f).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent, or one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC”  means the Uniform Commercial Code as in the effect in the State of New York from time to time.

“UCP” means the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce.

Section 1.2.    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

Section 1.3.    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE 2
ISSUANCE OF LETTERS OF CREDIT;
REIMBURSEMENT AND OTHER PAYMENTS

Section 2.1.    General.  Subject to the terms and conditions set forth herein, the Company may from time to time request the Bank to issue Letters of Credit for its own account in such form as is acceptable to the Bank in its reasonable determination.

Section 2.2.    Procedure for Issuing Letters of Credit.  In order to request the issuance of a Letter of Credit, the Company shall hand deliver or telecopy to the Bank (reasonably in advance of the requested date of issuance) an application requesting the issuance of a Letter of Credit and setting forth (i) the proposed issuance date of the requested Letter of Credit; (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents, if any, to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as shall be necessary to prepare such Letter of Credit.  If the Bank agrees to issue the Letter of Credit, the Bank shall deliver such Letter of Credit to its addressee with a copy to the Company.  The signing of this Agreement shall not be construed to impose upon the Bank an obligation to issue, amend or renew any Letter of Credit.

Section 2.3.    Reimbursement.  If the Bank shall make any payment or disbursement pursuant to or in respect of a Letter of Credit (each, an “LC Disbursement”), the Company shall pay to the Bank, in same day funds, an amount equal to such LC Disbursement, which payment shall be made (x) if notice of such disbursement is provided by the Bank to the Company not later than 11:00 a.m. (Pacific time), on the date of such disbursement and (y) if notice of such disbursement is provided by the Bank to the Company later than 11:00 a.m. (Pacific time), on the next succeeding Business Day, provided that (a) if such draft is in a currency other than Dollars, the Company shall, at the option of the Bank, (i) pay the equivalent of such amount in Dollars at the Bank’s then-applicable selling rate for such other currency for transfers to the place where, and in the currency in which, such draft is payable, or (ii) pay such amount in such other currency in the place, form and manner directed by the Bank; and (b) if a time draft is drawn under any Letter of Credit, the Company shall make such payment without demand sufficiently in advance of the maturity of the draft to enable the Bank to make timely payment of the amount so drawn under such Letter of Credit.  If the Company fails to reimburse the Bank as provided in this Section 2.3, the Bank will be entitled to apply all or any part of the Collateral to such unreimbursed drafts, and the Company hereby authorizes and instructs the Bank to make such application.

Section 2.4.    Interest on Overdue Amounts.  If the Company fails to reimburse the Bank for any LC Disbursement or if the Company fails to pay any other amount owing hereunder in full on the date due, then the unpaid amount thereof shall bear interest (computed on the basis of a year of 360 days and the actual number of days elapsed), for each day from and including the date of such LC Disbursement or payment default, as applicable, to but excluding the date on which payment is actually made by the Company, at the Prime Rate plus 2.0%.

Section 2.5.    Commission Fee.  The Company shall pay to the Bank a commission fee (the “Commission Fee”) with respect to each Letter of Credit in the amount equal to 0.3% per annum of the face amount of the Letter of Credit, calculated for the actual number of days elapsed on the basis of a year of 360 days.  The Commission Fee shall be payable in arrears on each quarterly anniversary of the issuance thereof and, without duplication, on the date of expiration or termination thereof.  The Commission Fee shall be fully earned when due and nonrefundable when paid.

Section 2.6.    Payment Instructions.  All payments by the Company to the Bank hereunder shall be made in immediately available funds, free of any reduction and without set-off or counterclaim.  Payments in Dollars shall be made at or prior to 11:00 a.m., (Pacific time), by wire transfer to Citibank N.A. New York, ABA No. 021000089, for the account of Sumitomo Mitsui Banking Corporation, account #36023837 (Trade Credit Services Department, re: Qualcomm River Holdings B.V.) or to such other account or accounts as the Bank may notify the Company pursuant to Section 8.2.  Subject to providing prior notice to the Company, the Company hereby authorizes the Bank to debit any account maintained by the Company with the Bank to effect any payment under this Agreement.

Section 2.7.    Additional Costs.  If any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement, including any capital adequacy costs (in each case, other than by a de minimis amount), against letters of credit issued by the Bank or (ii) impose on the Bank any other condition regarding any Letter of Credit, and the result of any event referred to in clause (i) or (ii) of this Section 2.7 shall be to increase the cost to the Bank of issuing or maintaining such Letter of Credit in any amount deemed material by the Bank (in each case, other than by a de minimis amount), which cost, in the Bank’s judgment, cannot reasonably be avoided by the Bank, then, upon written notice from the Bank, the Company shall promptly pay to the Bank an amount equal to such cost, the Bank’s determination of which will be conclusive in the absence of manifest error.  All amounts contemplated in this Section 2.7 that are not paid within 10 business days following such notice will bear interest at the rate set forth in Section 2.4.

Section 2.8.    Net Payment.

(a)    All amounts payable by the Company hereunder will be paid in full, free of all Taxes now or hereafter levied, collected, withheld, assessed or otherwise imposed, other than Excluded Taxes (“Indemnified Taxes”).  If any Indemnified Taxes are so levied or imposed, the Company agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction or on account of any Indemnified Taxes, will not be less than the amount provided for herein.  The Company shall promptly furnish to the Bank tax receipts or other evidence of the payment by the Company of any such Indemnified Taxes that are due under applicable law and, if the Bank pays any such Indemnified Taxes, the Bank shall furnish to the Company copies of tax receipts evidencing such payment by the Bank.  If the Company is prohibited by law from making one or more payments under this Agreement free of Indemnified Taxes in accordance herewith, or if any taxing authority shall at any time assert that the Bank is required to pay any such Indemnified Taxes with respect to payments made by the Company under this Agreement, then the Company shall pay such additional amount to the Bank as may be necessary in order that the actual amount received by Bank after all Indemnified Taxes (and after payment of any additional Indemnified Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received by the Bank if such Indemnified Taxes were not required.  Whenever any such Indemnified Taxes are required to be withheld or deducted from any amounts payable to the Bank hereunder, the Company shall pay such Indemnified Taxes to the appropriate taxing authority for the account of the Bank and, as promptly as possible thereafter, send to the Bank an official receipt showing payment thereof, together with such additional documentary evidence as may be reasonably required from time to time by the Bank.  If the Company fails to pay any such Indemnified Taxes when due to the appropriate taxing authority or fails to remit any such official receipts or other required documentary evidence, the Company agrees to indemnify the Bank for and to hold the Bank harmless from and against any incremental Indemnified Taxes, interest or penalties that may become payable by the Bank as a result of such failure.

(b)    If the Bank is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement, it shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, if reasonably requested by the Borrower, the Bank shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not the Bank is subject to backup withholding or information reporting requirements.

ARTICLE 3
CONDITIONS PRECEDENT

Section 3.1.    Conditions Precedent to Issuance of Letters of Credit.  It shall be a condition precedent to the issuance by the Bank of each Letter of Credit that:

(a)    The Bank shall have received all of the following, each of which shall be in form and substance satisfactory to the Bank (it being understood that and agreed that the documentation previously provided to the Bank satisfies this requirement):

  (i)    a certificate of an officer of the Company, dated as of the date hereof, certifying the name and true signatures of the officers of the Company authorized to sign this Agreement and any documents related hereto;

 (ii)    evidence reasonably acceptable to the Bank that the Company’s execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action; and

(iii)    such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) as the Bank may reasonably request.

(b)    The representations and warranties contained in Section 5.1 hereof shall be true and correct on and as of the date of issuance of each Letter of Credit as though made on and as of such date in all material respects (or, with respect to any representation or warranty qualified by reference to materiality or Material Adverse Effect, in all respects).

(c)    To the extent invoiced one business day in advance, all fees due hereunder or in connection herewith, including, but not limited to, the Commission Fee described in Section 2.5 hereof, shall have been irrevocably paid in full.

(d)    The Company shall comply with the terms of Section 7.5 with respect to the Required Coverage Amount.

ARTICLE 4
OBLIGATIONS ABSOLUTE

Section 4.1.    Obligations of the Company.  The obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(a)
the existence of any claim, set-off, defense or other rights that the Company, any other party guaranteeing or otherwise obligated with the Company or any other Person may at any time have against the beneficiary under any Letter of Credit, the Bank or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

(b)
any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(c)	the insolvency or bankruptcy of any Person;

(d)	any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision of any of the foregoing;

(e)
any change in the time, manner, or place of payment of, or in any other term of, any obligation of the Company or any other Person in respect of this Agreement, any Letter of Credit, or any related document or instrument or any other amendment or waiver of or any consent to departure from any of the foregoing; or

(f)
any other act, or omission to act, or delay of any kind of the Bank or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 4.1, constitute a legal or equitable discharge of the Company’s obligations hereunder.

Section 4.2.    Actions by the Bank.  The Company agrees that any action or omission by the Bank or any of the Bank’s correspondents in connection with the Letters of Credit or presentation thereunder will be binding on the Company and will not result in any liability to the Bank or any of the Bank’s correspondents in the absence of bad faith, gross negligence or willful misconduct of the Bank or the Bank’s correspondents, as the case may be.  Without limiting the generality of the foregoing, the Bank and each of the Bank’s correspondents (i) may rely on any oral or other communication reasonably believed in good faith by the Bank or such correspondent to have been authorized or given by or on behalf of the Company; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) will not be liable to the Company for any consequential, punitive or special damages; (iv) may honor a previously dishonored presentation under the Letters of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and will be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank; and (v) may reasonably settle or adjust any claim or demand made on the Bank in any way related to an Order; and honor any drawing in connection with the Letters of Credit that is the subject of such Order (in any case, subject to notice to the Company), notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

Section 4.3.    Payment of Drafts.  The Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Bank shall as promptly as possible notify the Company of such demand for payment and whether the Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice will not relieve the Company of its obligation to reimburse the Bank with respect to any such LC Disbursement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.1.    Representations and Warranties of the Company.  The Company represents and warrants as follows:

(a)    The Parent is the direct owner of 100% of the issued and outstanding voting stock of the Company.

(b)    The Company (i) is an entity duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization, (ii) has all requisite licenses and permits from all Governmental Authorities having jurisdiction over the Company, to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business, and is in good standing (where applicable), in every jurisdiction where such qualification is required and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party; except in each case referred to in clause (ii) or (iii) hereof, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(c)    This Agreement and the transactions contemplated hereby (i) have been duly authorized by all requisite corporate or other organizational action and (ii) will not (A) violate (1) the certificate or articles of incorporation or other constitutive documents or by-laws of the Company, (2) any material provision of law, statute, rule or regulation or any Order or (3) any breach or contravention of, or the creation of, any lien under, or require any payment to be made under any security document under which Parent is a party and its property is bound, or affecting the Parent or properties of the Parent or any of its subsidiaries or any Order to which the Parent or its property is subject; except in each case referred to in clauses (ii)(A)(2) or (3) where such violations could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

(d)   This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)    None of the Company or any of its Subsidiaries has committed any breach of the FCPA or any other applicable anti-corruption law the effect of which is or could reasonably be expected to be material to the Company and its Subsidiaries; and the Company has instituted and maintains policies and procedures designed to promote and achieve compliance therewith.

(f)    None of the Company, any of its Subsidiaries nor to the knowledge of the Company, any director, officer, employee or agent thereof is a Person that is, or is owned or controlled by, any Person that is: (i) currently the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(g)   The Company is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, or other charge or encumbrance except for the security interest created by this Agreement.  The pledge and assignment of the Collateral pursuant to Article 7 of this Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations.  The security interest in each Pledged Account shall be a perfected security interest so long as (i) the Bank is a “bank” (as defined in Section 9-102(a)(8) of the UCC) or a “securities intermediary” (as defined in Section 8-102(a)(14) of the UCC), (ii) the Bank’s jurisdiction (within the meaning of Section 9-304 of 9-305, as applicable, of the UCC) is New York , and (iii) the Bank maintains each Pledged Account as a “deposit account” (as defined in Section 9-102(a)(29) of the UCC) or a “securities account” (as defined in Section 8-501 of the UCC) (clauses (i), (ii) and (iii), collectively, the “Control Requirements”) and shall be prior to any liens, security interests or other charges or encumbrances other than Permitted Liens.

(h)   The Company is subject to civil and commercial law with respect to its obligations under this Agreement and the execution, delivery and performance hereof by the Company constitute private and commercial acts rather than public or governmental acts.  Under the laws of Netherlands neither the Company nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

(i)     In any action or proceeding involving the Company arising out of or relating to this Agreement in any Dutch court or tribunal, the Bank would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction, and waiver of sovereign immunity provisions of Sections 8.08, 8.13, and 8.14.

ARTICLE 6
COVENANTS OF THE COMPANY; EVENTS OF DEFAULT; REMEDIES

Section 6.1.    Covenants of the Company.  The Company covenants and agrees with the Bank that, until all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full and all interest, fees and other expenses or amounts payable hereunder, if any, shall have been paid in full, and unless the Bank shall otherwise consent in writing:

(a)    The Company shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (ii) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business and (iii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building, environmental law, ordinance, code or approval) and Orders, whether now in effect or hereafter enacted or issued, except in such instances in which such requirement of laws, rules, regulations or Orders is being contested in good faith by appropriate proceedings diligently conducted and except, in the case of clauses (ii) and (iii) hereof, where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)   The Company shall pay its obligations, including Taxes, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)    The Company shall promptly notify the Bank of any Default, together with written notice specifying the nature and period of existence thereof and the action which Company is taking or proposes to take with respect thereto.

(d)    Promptly upon receipt of notice from the Bank that the value of the Collateral is less than the Required Coverage Amount (as such terms are defined in Article 7), the Company shall remit to the Bank the amount determined by the Bank to be equal to such deficiency.

(e)    The Company shall perform any and all acts and execute any and all additional documents as may be reasonably requested from time to time by the Bank to give effect to the purposes of this Agreement.

(f)    No part of the proceeds of any Letter of Credit will be used, directly or, to the knowledge of the Company, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, at the time of such payment to any Person in violation of the FCPA or any other applicable anti-corruption law at the time of such payment.  The Company shall maintain in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

(g)   The Company shall not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any beneficiary).

Section 6.2.    Events of Default.  Each of the following will constitute an event of default hereunder (an “Event of Default”):

(a)   Any representation or warranty made or deemed made herein or in connection with any Letter of Credit, or any representation, warranty, statement or information made, deemed made or furnished in connection with or pursuant hereto, proves to have been false or misleading in any material respect when so made, deemed made or furnished.

(b)   The Company fails to reimburse the Bank for any LC Disbursement when and as the same becomes due and payable, whether at the due date thereof, by acceleration or otherwise.

(c)    The Company fails to make any payment of interest on any LC Disbursement or of any fee or any other amount (other than an amount referred to in subsection (b) above) due hereunder or in connection herewith, when and as the same becomes due and payable, and such default continues unremedied for a period of ten (10) days.

(d)   The Company fails to duly observe or perform any covenant, condition or agreement contained in Section 6.1(a)(i), Section 6.1(c), Section 6.1(f), or Section 6.1(g).

(e)    The Company fails to duly observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in (b), (c) or (d) above) and such failure continues unremedied for a period of thirty (30) days after notice thereof from the Bank to the Company.

(f)    (i) The Company fails to pay any principal or interest, regardless of amount, due in respect of any indebtedness having a principal amount greater than $400,000,000 other than the Obligations hereunder (“Other Indebtedness”) when and as the same becomes due and payable or (ii) the Company fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Other Indebtedness having a principal amount greater than $400,000,000, or any other event or condition occurs, if the effect of any failure or other event or condition referred to in this clause (ii) is to cause such Other Indebtedness having a principal amount greater than $400,000,000 to become due or to be required to be repurchased, redeemed or defeased prior to its stated maturity.

(g)   The Company or the Parent (i) voluntarily commences any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consents to the institution of any proceeding or petition described in clause (h) of this Section 6.2; (iii) applies for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or the Parent or for a substantial part of its assets or (iv) makes a general assignment for the benefit of creditors.

(h)   An involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of the Company or the Parent or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or the Parent or for a substantial part of its assets, and, in the case of clauses (i) or (ii), such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered.

(i)    One or more judgments for the payment of money in an aggregate amount in excess of $400,000,000 is rendered against the Company and the same remains undischarged for a period of sixty (60) consecutive days during which execution is not effectively stayed.

(j)     Any guarantee, letter of awareness or other document executed or issued in support of the obligations of the Company to the Bank ceases to be, or is asserted by any issuer thereof not to be, a valid and enforceable guarantee of the obligations hereunder, or any security interest purported to be created by this Agreement or any related security document ceases to be, or is asserted by the grantor thereof not to be, a valid, perfected, first priority (subject to Permitted Liens) security interest in all or any part of the Collateral or other assets or properties covered thereby, other than a failure to be perfected due to any action or inaction of the Bank, including any failure by Bank to maintain the Control Requirements.

(k)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Parent becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis.

Section 6.3.    Remedies.  (a)  Upon the occurrence of any Event of Default (other than an event with respect to the Company described in clauses (g) or (h) of Section 6.2), the Bank may, by notice to the Company, declare all Obligations to be immediately due and payable, whereupon the same shall forthwith become due and payable by the Company, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and, in case of any event with respect to the Company described in clauses (g) or (h) of Section 6.2, all Obligations shall become immediately and automatically due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

(c)    If any Event of Default shall have occurred and be continuing, the Bank may, without notice to the Company except as required by law and at any time or from time to time, charge, set-off, and otherwise apply all or any part of the Collateral and any other deposits of the Company held by the Bank or any affiliate of the Bank (including unmatured time deposits and certificates of deposit) against the Obligations or any part thereof.

(d)   If any Default or Event of Default shall have occurred and be continuing, the Company shall not be entitled to withdraw or transfer funds from any Pledged Account, or to direct or otherwise control the terms of any rollover, investment or reinvestment of the Collateral.

ARTICLE 7
PLEDGE AND SECURITY

Section 7.1.    The Pledged Accounts.  The Company has opened or shall open one or more demand deposit accounts (each, a “DDA”) or time deposit accounts (each, a “Time Deposit”) with the Bank, including DDA #335226 and Time Deposit #335192, each maintained at the Bank’s New York Branch (each such account, and all extensions, renewals, or rollovers thereof from time to time being a “Pledged Account”) which Pledged Accounts shall be under the sole dominion and control of the Bank.  Subject to and without limiting Section 7.6, Collateral held in the Pledged Accounts shall not be available for use by the Company or any of its Subsidiaries or affiliates, whether pursuant to Section 363 of the Bankruptcy Code or otherwise.  Each Pledged Account will be subject to such applicable laws, regulations, and Bank policies and procedures as may now or hereafter be in effect.

Section 7.2.    Grant of Security Interest.  As security for the payment of all Obligations, whether now existing or hereafter incurred or arising, the Company hereby pledges and assigns to the Bank, and grants to the Bank a continuing security interest in, the following property and assets of the Company (collectively, the “Collateral”): (a) each Pledged Account; (b)  all cash from time to time deposited into any Pledged Account; (c) all Investments (as defined in Section 7.3(a)) from time to time credited to or deposited in any Pledged Account; (d) all interest, dividends, cash, instruments, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any Investments described in clause (c) and credited to or deposited in any Pledged Account; and (e) to the extent not covered by clauses (a) through (d) above, all proceeds and products of any and all of the foregoing.

                Section 7.3.    Maintaining the Pledged Accounts.

(a)    The Bank will, and the Company hereby authorizes the Bank to, from time to time, (i) invest amounts on deposit in the Pledged Accounts in such deposits, commercial paper and securities (the “Investments”) as the Company may select and (ii) invest interest or dividends paid on the Investments and reinvest other proceeds of such Investments which may mature or be sold in new deposits, commercial paper or securities as the Company may select.  Interest on and proceeds of a Pledged Account that are not invested or reinvested will be deposited and held in a DDA unless otherwise instructed by the Company; provided that the Company may at any time or from time to time request release of such interest and proceeds in accordance with Section 7.6 hereof.  The Company will only select Investments in which Bank can obtain a first priority, perfected security interest (subject to the Control Requirements), and in furtherance of the foregoing, all Investments shall be credited to or deposited in a Pledged Account.  The Bank will have no responsibility for selecting the maturities relating to the Pledged Accounts but shall notify the Company at least 10 days prior to the maturity of any deposit or any other event requiring a new investment decision by the Company.

(b)   The Company hereby authorizes the Bank to (i) transfer funds from any Pledged Account to any other Pledged Account for the purposes of reimbursing the Bank for any LC Disbursement in accordance with Section 2.3 or paying any other Obligation of the Company hereunder and (ii) to terminate a Time Deposit prior to maturity if necessary in order to make any payment contemplated in subsection (i), and the Company shall be responsible for any actual and customary breakage costs or, with respect to any new Investment after the initial deposit into the Pledged Accounts, other similar expenses to the extent described to the Company prior to the making such new Investment of the Bank that may result therefrom (such amounts, “Breakage Amounts”).

Section 7.4.    Reasonable Care.  The Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 7.5.    Required Coverage Amount  Until irrevocable payment in full of all Obligations (other than contingent obligations for indemnification, expense reimbursement or other contingent obligations as to which no claim has been made) and the termination or expiration of all Letters of Credit, the Company shall maintain an aggregate balance in the Pledged Accounts that equals or exceeds 100% of the sum of the aggregate face amount of all outstanding Letters of Credit (the “Required Coverage Amount”), the Bank’s computation of which shall be binding on the Company absent manifest error.  If at any time the sum referred to in Section 7.6(b)(i) is less than the Required Coverage Amount, the Company shall promptly pledge and assign to the Bank additional Collateral acceptable to the Bank so that thereafter the sum referred to in Section 7.6(b)(i) shall equal or exceed the Required Coverage Amount.

Section 7.6.     Release of Amounts.  So long as no Event of Default or any event which, with the passing of time, giving of notice, or both, would become an Event of Default shall have occurred and be continuing, the Bank will pay and release to the Company or at its order (a) accrued interest due and payable on the Pledged Accounts and (b) amounts of credit balance of the Pledged Accounts in an aggregate amount up to but not exceeding the excess, if any (as of the time immediately prior to the payment or release of any such amount) of (i) the sum of the credit balance of all Pledged Account (less any applicable Breakage Amounts) over (ii) the Required Coverage Amount, it being understood that the value of the Collateral remaining after the payment or release of any amount pursuant to clause (b) of this Section 7.6 shall be at least equal to the Required Coverage Amount.  Upon irrevocable payment in full of all Obligations and the termination or expiration of all Letters of Credit issued hereunder (other than contingent obligations for indemnification, expense reimbursement or other contingent obligations as to which no claim has been made), the Company shall be entitled to the return of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the security interests granted hereby shall terminate and all rights to the Collateral shall revert to the Company.  Upon any such termination, Bank agrees to promptly execute and deliver to the Company such documents and instruments as the Company shall reasonably request to evidence such termination or release.

Section 7.7.    Further Assurances.  The Company agrees that at any time and from time to time, at the expense of the Company, the Company shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Bank may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

Section 7.8.    Bank Appointed Attorney-in-Fact.  The Company hereby irrevocably appoints the Bank as its attorney-in-fact, with full authority in the place and stead of the Company and in the Company’s name, from time to time in the Bank’s discretion, to take any action and to execute any instrument which the Bank may deem necessary to perfect the security interest granted hereunder and to maintain such perfection and the priority thereof, or, following an Event of Default, to otherwise accomplish the purposes of this pledge and grant of security interest.

ARTICLE 8
MISCELLANEOUS

Section 8.1.    Amendments; Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Bank or the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.2.    Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email as follows:

Qualcomm River Holdings B.V.
Science Park 400, Matrix II
1098, XH Amsterdam
The Netherlands
Attention: Managing Director

with a copy to:	QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, CA 92121
	Attention:	Adam Schwenker, Director
	Email:	aschwenk@qualcomm.com

If to the Bank:	Sumitomo Mitsui Banking Corporation
277 Park Avenue, 6th Floor
New York, NY 10172
	Attention:	GTFD
	Telephone:	(212) 224-4000
	Fax:	(212) 593-9514

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received; notices sent by fax or email will be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next business day for the recipient).  The Company and the Bank may each change its address for purposes hereof by notice to the other given in accordance Section 8.2.

Section 8.3.    No Waiver; Remedies Cumulative.  No failure on the part of the Bank or the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other rights.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4.    Indemnification.  (a) The Company shall indemnify and hold harmless the Bank from and against any and all claims, damages, losses, liabilities, or reasonable costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any Person whatsoever) by reason of or in connection with the transfer of, or payment of or failure to pay under, any Letter of Credit (including, not in limitation but in furtherance of the foregoing, any of the circumstances set forth in Section 4.1 hereof) or by reason of or in connection with any litigation or other proceeding in any way restraining, enjoining, or affecting the issuance of any Letter of Credit or the entering into of this Agreement or the performance of any obligations hereunder; provided that the Company shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent caused directly by the bad faith, gross negligence or willful misconduct of the Bank.  The obligations of the Company under this Section 8.4 shall survive the termination or payment of any Letter of Credit.

(b)    Reliance on Advice of Counsel.  The Bank may consult with and employ outside legal counsel to advise it concerning its obligations with respect to any Letter of Credit, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such counsel.

Section 8.5.    Continuing Obligation.  This Agreement is a continuing obligation and shall be binding upon and inure to the benefit of and be enforceable by the Bank and the Company and their respective successors, transferees and assigns; provided that the Company may not assign all or any part of its rights or obligations under this Agreement without the prior written consent of the Bank.

Section 8.6.    Liability of the Bank.  As between the Company and the Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit; provided however that the Company may have a claim against the Bank and the Bank may be liable to the Company, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by the Company which the Company proves were caused by the willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Bank in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, or otherwise, (v) errors in the interpretation of technical terms, (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit or (vii) any consequences arising from causes beyond control of the Bank.

Section 8.7.    Costs, Expenses and Taxes.  Promptly upon the request of the Bank, the Company shall pay or reimburse the Bank for all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the execution, delivery, filing, recording, enforcement and administration of this Agreement or any related document or instrument, including correspondent’s charges, attorney’s fees and other legal costs and expenses, and any and all stamp and other taxes and fees payable or determined to be payable in connection with any of the foregoing, and the Company shall save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 8.8.    Governing Law.  Except to the extent that any Letter of Credit provides otherwise, the UCP shall apply to each Letter of Credit.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent inconsistent with the UCP, and except to the extent that perfection of the security interest hereunder, or remedies hereunder in respect of any particular Collateral, may be governed by the laws of a jurisdiction other than the State of New York.

Section 8.9.    Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.10.  Severability.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way offset the validity or enforceability of the other provisions of this Agreement.

Section 8.11.  Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be an original and all of which together shall constitute one agreement.

Section 8.12.  Entire Agreement.  This Agreement (including the recitals set forth hereinabove), the Letters of Credit, any fee letters relating thereto and the UCP integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

Section 8.13.  Waiver of Jury Trial; Submission to Jurisdiction.  EACH OF THE BANK AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  The Company and the Bank hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement.

Section 8.14.  Waiver of Sovereign Immunity.  To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law.  Without limiting the generality of the foregoing, the Company agrees that the waivers set forth in this Section 8.14 shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 8.15.  PATRIOT Act.  The Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “Act”), it is required to obtain, verify and record information that identifies each customer (including applicants for letters of credit, guarantors and grantors (“Customers”), which information includes the name and address of each Customer and other information that will allow such Bank to identify such Customer in accordance with the Act.

Section 8.16.  Confidentiality.  The Bank agrees to keep confidential any information provided to it by or on behalf of the Company or Parent pursuant to or in connection with the Loan Documents, other than information which has been publicly disclosed or is otherwise publicly available other than in breach of this Section 8.16; provided that nothing herein shall prevent the Bank from disclosing any such information (i) to any potential assignee of or participant in the Loan or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations which agrees in writing to comply with the provisions of this section; (ii) to its affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such recipients are obligated to keep the information confidential; (iii) upon the request or demand of any Governmental Authority having jurisdiction over the Bank, including during the course of periodic examinations and reviews of the Bank; (iv) in connection with the exercise of any remedy hereunder; (v) in connection with any litigation to which the Bank may be a party, and (vi) if, prior to such information having been so provided or obtained, such information was already in the Bank’s possession on a non-confidential basis without, to the best of the Bank’s knowledge, a duty of confidentiality to the Company being violated.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

QUALCOMM RIVER HOLDINGS B.V.

By:	/s/ Adam P. Schwenker
	Name:	Adam P. Schwenker
	Title:	Managing Director

[Signature Page to SMBC Reimbursement and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

[Signature Page to SMBC Reimbursement and Security Agreement]